FIELDPOINT PETROLEUM CORPORATION ANNOUNCES

STOCK BUY-BACK

AUSTIN, TX – (BUSINESS WIRE) – March 31, 2010 - FieldPoint Petroleum Corporation (AMEX:FPP) announced that on March 26, 2010, its Board of Directors authorized the Company to repurchase shares of its Common Stock at an aggregate cost not to exceed $250,000.  Stock purchases may be made in open market or privately-negotiated transactions, if and when management determines to effect purchases.  Repurchases shall occur subject to prevailing market conditions and will be funded from available cash.  Repurchases will also be subject to compliance with applicable federal securities laws, including Rule 10b-18 under the Securities Exchange Act of 1934, as amended.

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512) 250-8692 or fppc@ix.netcom.com